EXHIBIT 5.1

Arnall Golden Gregory LLP

171 17th Street, NW, Suite 2100

Atlanta, Georgia 30363-1031

Telephone: (404) 873-8500

Facsimile: (404) 873-8501

April 23, 2025

Marine Products Corporation

2801 Buford Highway, Suite 300

Atlanta, Georgia 30329

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Marine Products Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 23, 2025. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale by the Company of up to $150 million in the aggregate of the following securities of the Company (together, the “Company Securities”):

A.	shares of preferred stock (including shares issuable upon exercise of warrants or purchase contracts) of the Company, no par value per share (the “Preferred Stock”);
B.

shares (the “Primary Shares”) of common stock (including shares issuable upon conversion or exchange of the Preferred Stock or upon the exercise of warrants, rights or purchase contracts) of the Company, par value $0.10 per share (the “Common Stock);

C.	depositary shares representing a fractional share or multiple shares of Preferred Stock evidenced by depositary receipts (the “Depositary Shares”);
D.	warrants to purchase Preferred Stock, Common Stock, Depositary Shares or any combination of them (the “Warrants”);
E.	rights to purchase Common Stock (the “Rights”);
F.

purchase contracts representing the Company’s obligation to sell Preferred Stock, Common Stock, Depositary Shares, Warrants or other securities that it may sell under the Registration Statement at a future date or dates (the “Purchase Contracts”); and

G.

units consisting of any combination of Preferred Stock, Common Stock, Depositary Shares, Warrants, Rights, Purchase Contracts or other securities offered under the Registration Statement (the “Units”).

The Registration Statement also relates to the registration under the Securities Act of the offer and sale of up to 24,414,029 shares of Common Stock (the “Selling Stockholder Securities”) from time to time by the selling stockholders listed in the prospectus which forms a part of the Registration Statement (the “Prospectus”). The Company Securities and Selling Stockholder Securities are collectively referred to herein as the “Securities.”

The offers and sales referenced above are to be made as set forth in the Prospectus and as to be set forth in one or more supplements to the Prospectus. The Securities are being registered for offering and sale from time to time as provided by Rule 415 under the Securities Act.

The Depositary Shares are to be issued under deposit agreements, each between the Company and a depositary to be identified in the applicable agreement (each, a “Depositary Agreement”). The Warrants are to be issued under warrant agreements and/or warrant agency agreements, each between the Company and either or both of the warrant holders and a warrant agent to be identified in the applicable agreement (each, a “Warrant Agreement”). The Rights are to be issued under rights agent agreements, each between the Company and a rights agent to be identified in the applicable agreement (each, a “Rights Agent Agreement”). The Purchase Contracts will be issued under purchase contract agreements, each between the Company and a purchase contract agent to be identified in the applicable agreement (each, a “Purchase Contract Agreement”). The Units are to be issued under unit agreements, each between the Company and a unit agent to be identified in the applicable agreement (each, a “Unit Agreement”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”), (b) the amended and restated Bylaws of the Company (the “Bylaws”), (c) certain records or other evidence of actions taken by the Company’s Board of Directors, (d) the Registration Statement and exhibits thereto, and the Prospectus, and (e) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We have also assumed, without independent investigation, that (i) each of the Depositary Agreements, the Warrant Agreements, the Rights Agent Agreements, the Purchase Contract Agreements, the Unit Agreements and any other agreement entered into, or officer’s certificates or board resolutions delivered, in connection with the issuance of the Company Securities will be duly authorized, executed and delivered by the parties to such agreements (such agreements and documents are referred to collectively as the “Operative Agreements”), (ii) each Operative Agreement, when so authorized, executed and delivered, will constitute a legal, valid and binding obligation of the parties thereto (other than the Company), and (iii) the Depositary Shares, the Warrants, the Rights, the Purchase Contracts, the Units and any related Operative Agreements will be governed by the laws of the State of Georgia.

With respect to the Company Securities of a particular series or issuance, we have assumed that (i) the issuance, sale, number or amount, as the case may be, and terms of the Company Securities to be offered from time to time, will be duly authorized and established, in accordance with the organizational documents of the Company, the laws of the State of Delaware, and any applicable Operative Agreement, which authorization shall not be rescinded, and sufficient authorized shares of Preferred Stock or Common Stock will be available for the issuance of such Company Securities and the per share consideration therefor shall be not less than the par value thereof, (ii) prior to the issuance of a series of Preferred Stock, an appropriate certificate of designation or board resolution relating to such series of Preferred Stock will have been duly authorized by the Company and filed with the Secretary of State of Delaware, (iii) the Company Securities will be duly authorized, executed, issued and delivered by the Company and, in the case Depositary Shares, Warrants, Rights, Purchase Contracts and Units, duly authenticated or delivered by the applicable agent, in each case, against payment by the purchaser at the agreed-upon consideration, and (iv) the Company Securities will be issued and delivered as contemplated by the Registration Statement and the applicable prospectus supplement.

Based upon and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that:

1.

Upon due authorization by the Company of the issuance and sale of shares of a series of Preferred Stock, and, if applicable, upon exercise, exchange or conversion of any Company Securities in accordance with their terms, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

2.

Upon due authorization by the Company of the issuance and sale of any Primary Shares, and, if applicable, upon exercise, exchange or conversion of any Company Securities in accordance with their terms, such Primary Shares will be validly issued, fully paid and non-assessable.

3.

The Selling Stockholder Securities have been duly authorized by all necessary corporate action on the part of the Company and the Selling Stockholder Securities are validly issued, fully paid and non-assessable.

4.

When any Depositary Shares evidenced by depositary receipts are issued and delivered in accordance with the terms of a Depositary Agreement against the deposit of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock, such Depositary Shares will entitle the holders thereof to the rights specified in the Depositary Agreement.

5.

When the specific terms of a particular issuance of Warrants have been duly authorized by the Company and such Warrants have been duly executed, authenticated, issued and delivered, such Warrants will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

6.

When the specific terms of a particular issuance of Rights have been duly authorized by the Company and such Rights have been duly executed, authenticated, issued and delivered, such Rights will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

7.

When any Purchase Contracts have been duly authorized, executed and delivered by the Company, such Purchase Contracts will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

8.

When any Units have been duly authorized, issued and delivered by the Company, such Units will be valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

The opinions expressed above as to enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) requirements that a claim with respect to any Securities in denominations other than in United States dollars (or a judgment denominated other than in United States dollars in respect of the claim) be converted into United States dollars at a rate of exchange prevailing on a date determined by applicable law.

The opinions set forth herein are also subject to the following assumptions, qualifications, limitations and exceptions being true and correct at or prior to the time of the delivery of any Securities offered pursuant to the Registration Statement: (i) the terms of the issuance and sale of the Company Securities shall have been duly established in conformity with the Certificate of Incorporation and Bylaws, and any other relevant agreement, so as not to violate any applicable law, the Certificate of Incorporation or the Bylaws of the Company (subject to the further assumption that the Certificate of Incorporation and the Bylaws have not been amended from the date hereof in a manner that would affect the validity of any of the opinions rendered herein), or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) the Company Securities, and any certificates or receipts representing the Company Securities, have been duly authenticated, executed, countersigned, registered and delivered upon payment of the agreed-upon consideration therefor and have been duly issued and sold in accordance with any relevant agreement, any underwriting agreement with respect to the company Securities or any other duly authorized, executed and delivered, applicable, valid and binding purchase agreement, or as otherwise contemplated by the Registration Statement or any post-effective amendment thereto, the Prospectus and any prospectus supplement relating thereto; (iii) the Registration Statement (including all necessary post-effective amendments) will have been declared, or otherwise have become, effective under the Securities Act and such effectiveness shall not have been terminated or rescinded; (v) an appropriate prospectus supplement will have been prepared, delivered and filed in compliance with the Securities Act and the applicable rules and regulations thereunder describing the Securities offered thereby; (vi) the Securities will be issued and sold in compliance with applicable Federal and state securities laws and solely in the manner stated in the Registration Statement and the Prospectus and any applicable prospectus supplement and there will not have occurred any change in law affecting the validity of the opinions rendered herein; (vii) if the Securities will be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Securities in the form filed as an exhibit to the Registration Statement or any post-effective amendment thereto, or incorporated by reference therein, shall have been duly authorized, executed and delivered by the Company and the other parties thereto.

Our advice on every legal issue addressed in this letter is based exclusively on laws of the State of Georgia and the General Corporation Law of the State of Delaware.

We assume no obligation to advise you of any change in the foregoing subsequent to the delivery of this opinion letter. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes without the prior written consent of this firm.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and further consent to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that this firm is an “expert” within the meaning of the Securities Act.

Sincerely,
/s/ ARNALL GOLDEN GREGORY LLP
ARNALL GOLDEN GREGORY LLP